Exhibit 99.1

BANKUNITED, INC. REPORTS FIRST QUARTER 2013 RESULTS, NY MARKET LAUNCH

Miami Lakes, Fla. — April 24, 2013 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended March 31, 2013.

For the quarter ended March 31, 2013, the Company reported net income of $48.2 million, or $0.47 per diluted share, generating a return on average stockholders’ equity of 10.67% and a return on average assets of 1.55%.  The Company reported net income of $50.3 million, or $0.49 per diluted share, for the quarter ended March 31, 2012.  The results for the first quarter of 2012 included a $5.3 million bargain purchase gain (with no related tax impact) from the acquisition of Herald National Bank (“Herald”).

John Kanas, Chairman, President and Chief Executive Officer, said, “We are thrilled to have achieved an important milestone this quarter with the launch of the BankUnited franchise in New York. The New York launch coupled with sustained growth in Florida and our strong financial performance underlie our positive expectations for the Company’s future.”

Performance Highlights

•                  BankUnited launched its New York franchise during the first quarter of 2013, opening a branch in Manhattan and a branch in Melville in March. A second Manhattan branch opened on April 15, 2013 and a third is expected to open in late April.

•                  New loans grew by $379.4 million during the first quarter of 2013, an annualized growth rate of 42%, continuing to outpace the resolution of covered loans.  In addition, the portfolio of equipment under operating lease grew by $32.4 million for the quarter.

•                  Deposits totaled $8.7 billion at March 31, 2013 compared to $8.5 billion at December 31, 2012 with demand deposits totaling $1.9 billion, or 22% of total deposits.

•                  The net interest margin, calculated on a tax-equivalent basis, was 5.93% for the quarter ended March 31, 2013.

•                  The cost of deposits continued to trend downward to 0.70% for the first quarter of 2013.

•                  Book value and tangible book value per common share were $18.35 and $17.66, respectively, at March 31, 2013.

•                  The merger of Herald into BankUnited closed in the first quarter of 2013, along with a successful systems conversion.

•                  The Company completed a secondary offering of 22,540,000 shares of its common stock during the quarter ended March 31, 2013.  The selling stockholders received all net proceeds and the Company did not receive any proceeds from this offering.

Capital

BankUnited, Inc.’s capital position remains robust.  The Company and its banking subsidiary exceed all regulatory guidelines required to be considered well capitalized. The Company’s regulatory capital ratios at March 31, 2013 were as follows:

Tier 1 leverage	13.6%

Tier 1 risk-based capital	31.1%

Total risk-based capital	32.4%

Loans and Leases

Loans, net of premiums, discounts and deferred fees and costs, increased to $5.8 billion at March 31, 2013 from $5.6 billion at December 31, 2012. New loans grew by $379.4 million to $4.1 billion at March 31, 2013 from $3.7 billion at December 31, 2012.  Covered loans declined to $1.8 billion at March 31, 2013 from $1.9 billion at December 31, 2012.

For the quarter ended March 31, 2013, new commercial loans, including commercial loans, commercial real estate loans and leases, grew $211.2 million to $2.9 billion, primarily reflecting the Company’s continued expansion of market share in Florida. New residential loans grew by $149.4 million to $1.1 billion during the first quarter of 2013, primarily as a result of the purchase of residential loans outside of Florida to diversify credit risk within the residential portfolio.

A comparison of portfolio composition at March 31, 2013 and December 31, 2012 follows:

	New Loans		Total Loans
	March 31,	December 31,	March 31,	December 31,
	2013	2012	2013	2012
Single family residential and home equity	26.4%	25.0%	44.5%	45.3%
Commercial real estate	32.6%	31.8%	26.6%	25.6%
Commercial	39.8%	42.3%	28.0%	28.5%
Consumer	1.2%	0.9%	0.9%	0.6%
	100.0%	100.0%	100.0%	100.0%

The Company’s portfolio of equipment under operating lease grew by $32.4 million to $71.2 million at March 31, 2013.  These assets are included in other assets in the accompanying consolidated balance sheets.

Asset Quality

Asset quality remained strong. Credit risk continues to be limited, though to a declining extent, by the Loss Sharing Agreements with the FDIC.  At March 31, 2013, covered loans represented 30% of the total loan portfolio, as compared to 33% at December 31, 2012.

The ratio of non-performing new loans to total new loans was 0.65% at March 31, 2013 and 0.43% at December 31, 2012. The ratio of total non-performing loans to total loans was 0.74% at March 31, 2013 as compared to 0.62% at December 31, 2012.  At March 31, 2013, non-performing assets totaled $112.1 million, including $68.9 million of other real estate owned (“OREO”), as compared to $110.6 million, including $76.0 million of OREO, at December 31, 2012. At March 31, 2013, 76% of total non-performing assets were covered assets.

For the quarters ended March 31, 2013 and 2012, the Company recorded provisions for loan losses of $12.0 million and $8.8 million, respectively.  Of these amounts, $4.8 million and $1.6 million, respectively, related to covered loans, and $7.2 million and $7.2 million, respectively, related to new loans.  The increase in the provision related to covered loans was driven primarily by an increase in expected losses on the non-ACI home equity portfolio. The provision for losses on new loans for the quarter ended March 31, 2013 reflected a provision for loss on one commercial relationship, partially offset by updated loss factors on the new residential portfolio.

The provisions related to covered loans were significantly mitigated by increases in non-interest income recorded in “Net gain (loss) on indemnification asset.”

The following table summarizes the activity in the allowance for loan and lease losses for the quarters ended March 31, 2013 and 2012 (in thousands):

	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$8,019	$9,874	$41,228	$59,121	$16,332	$7,742	$24,328	$48,402
Provision	(1,403)	6,203	7,167	11,967	(1,011)	2,611	7,167	8,767
Charge-offs	(1,826)	(1,105)	(8,214)	(11,145)	(730)	(606)	(583)	(1,919)
Recoveries	—	947	133	1,080	—	1,168	56	1,224
Balance at end of period	$4,790	$15,919	$40,314	$61,023	$14,591	$10,915	$30,968	$56,474

Deposits

At March 31, 2013, deposits totaled $8.7 billion compared to $8.5 billion at December 31, 2012.  Demand deposits, including non-interest bearing and interest bearing deposits, comprised 22% of total deposits at March 31, 2013 and December 31, 2012.  The average cost of deposits was 0.70% for the quarter ended March 31, 2013 as compared to 0.90% for the quarter ended March 31, 2012.  The decrease in the average cost of deposits was attributable to both the growth in non-interest bearing deposits as a percentage of average total deposits and a decline in market rates of interest. Excluding the impact of hedge accounting and accretion of fair value adjustments, the average cost of deposits was 0.64% for the quarter ended March 31, 2013.

Net interest income

Net interest income for the quarter ended March 31, 2013 grew to $153.8 million from $137.8 million for the quarter ended March 31, 2012.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 5.93% for the quarter ended March 31, 2013 as compared to 6.09% for the quarter ended March 31, 2012. Significant factors impacting the trend in net interest margin for the first quarter of 2013 included:

•           The tax-equivalent yield on loans declined by 2.30% for the quarter ended March 31, 2013 compared to the quarter ended March 31, 2012, primarily because new loans, originated at yields lower than those on the covered loan portfolio, comprised a greater percentage of total loans.

•           The yield on new loans decreased to 4.03% for the quarter ended March 31, 2013 compared to 4.62% for the quarter ended March 31, 2012, primarily reflecting lower market interest rates.

•           The yield on covered loans increased to 24.12% for the quarter ended March 31, 2013 from 19.51% for the quarter ended March 31, 2012. The increase in the yield on covered loans resulted from (i) reclassifications from non-accretable difference to accretable yield, (ii) the inclusion in interest income for the quarter ended March 31, 2013 of proceeds of $10.2 million from the sale of ACI residential loans from the pool with a carrying value of zero and (iii) an increase in the favorable impact of resolutions of covered commercial loans.

•           The tax-equivalent yield on investment securities declined to 2.84% for the quarter ended March 31, 2013 from 3.14% for the quarter ended March 31, 2012, reflecting the impact of lower prevailing market rates of interest and changes in portfolio composition.

•           The average rate on interest-bearing liabilities declined to 0.99% for the quarter ended March 31, 2013 from 1.46% for the quarter ended March 31, 2012, primarily due to declining market interest rates.

The Company’s net interest margin has been impacted by reclassifications from non-accretable difference to accretable yield on ACI loans.  Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the carrying value of the loans.  As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition (as defined below), the Company has reclassified amounts from non-accretable difference to accretable yield.

Changes in accretable yield on ACI loans for the three months ended March 31, 2013 and the year ended December 31, 2012 were as follows (in thousands):

Balance, December 31, 2011	$1,523,615
Reclassification from non-accretable difference	206,934
Accretion	(444,483)
Balance, December 31, 2012	1,286,066
Reclassification from non-accretable difference	69,903
Accretion	(104,199)
Balance, March 31, 2013	$1,251,770

Non-interest income

Non-interest income for the quarter ended March 31, 2013 was $17.8 million, compared to $36.4 million for the quarter ended March 31, 2012.

As anticipated, during the quarter ended March 31, 2013, the Company began amortizing the FDIC indemnification asset. In prior periods, we recorded accretion of discount on the FDIC indemnification asset. Non-interest income included $(2.3) million of amortization of the FDIC indemnification asset for the quarter ended March 31, 2013 as compared to accretion of $6.8 million for the quarter ended March 31, 2012. As the expected cash flows from ACI loans have increased as discussed above, expected cash flows from the FDIC indemnification asset have decreased. The rate of amortization on the FDIC indemnification asset was (0.64)% for the quarter ended March 31, 2013.  For the quarter ended March 31, 2012, the rate of accretion on the indemnification asset was 1.46%.

Income from resolution of covered assets, net was $19.2 million for the quarter ended March 31, 2013, as compared to $7.3 million for the quarter ended March 31, 2012. This increase in income resulted mainly from higher income from payoffs in full of ACI residential loans and lower losses from foreclosure resolutions.

Loss on the sale of covered loans was $0.8 million for the quarter ended March 31, 2013. No covered loans were sold during the quarter ended March 31, 2012.

Net gain (loss) on indemnification asset was $(11.7) million for the quarter ended March 31, 2013, as compared to $0.1 million for the quarter ended March 31, 2012.  Significant factors impacting the decrease included increased income from resolution of covered assets, net, the loss on sale of covered loans, the increase in the provision for losses on covered loans, reduced OREO impairment and more favorable results from the sale of OREO as discussed further below.

Declines in FDIC reimbursement of costs of resolution of covered assets and mortgage insurance income reflect the lower volume of covered loan resolution activity.

The gain on sale of investment securities available for sale for the quarter ended March 31, 2013 related to the sale, in conjunction with the merger of Herald into BankUnited, of investment securities formerly held by Herald.

Other non-interest income declined to $5.0 million for the quarter ended March 31, 2013 from $8.7 million for the quarter ended March 31, 2012. The most significant factor impacting the decrease was $5.3 million of bargain purchase gain on the acquisition of Herald included in other non-interest income for the quarter ended March 31, 2012.

Non-interest expense

Non-interest expense totaled $80.5 million for the quarter ended March 31, 2013 as compared to $84.1 million for the quarter ended March 31, 2012.

Employee compensation and benefits for the quarter ended March 31, 2013 reflected a decrease of $6.5 million in equity based compensation resulting from the vesting of instruments issued in conjunction with the Company’s IPO, partially offset by increased compensation costs related to the Company’s growth and expansion.  Occupancy and equipment expense increased to $15.0 million for the quarter ended March 31, 2013 from $11.8 million for the quarter ended March 31, 2012 due primarily to the expansion and refurbishment of our branch network and technology enhancements.

For the quarter ended March 31, 2013, the aggregate of foreclosure expense, OREO expense, gain (loss) on sale of OREO and impairment of OREO was $1.6 million, as compared to $9.9 million for the quarter ended March 31, 2012.  This is a continuing trend, reflective of lower levels of OREO and foreclosure activity and an improving real estate market.

Earnings Conference Call and Presentation

A conference call to discuss the first quarter results will be held at 9:00 a.m. ET on Wednesday, April 24, 2013 with Chairman, President and Chief Executive Officer, John A. Kanas, and Chief Financial Officer, Leslie Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call.  The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (888) 895-5271 (domestic) or (847) 619- 6547 (international).  The name of the call is BankUnited, and the confirmation number for the call is 34725889.  Participants may pre-register for the call on the Investor Relations page on www.bankunited.com.  A replay of the call will be available from 11:30 a.m. ET on April 24 through 11:59 p.m. ET on May 1 by calling (888) 843-7419 (domestic) or (630) 652-3042 (international).  The pass code for the replay is 3472 5889#.  An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition

BankUnited, Inc. is a bank holding company with two wholly-owned subsidiaries:  BankUnited, N.A., which is one of the largest independent depository institutions headquartered in Florida by assets and BankUnited Investment Services, Inc.. BankUnited, N.A., is a national bank headquartered in Miami Lakes, Florida with $12.6 billion of assets, 97 branches in 15 Florida counties, 2 branches in the New York metropolitan area and 1,459 professionals at March 31, 2013.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, on April 28, 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition.  Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently acquired, purchased or originated assets.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $4.5 billion.  The Company has received $2.4 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of March 31, 2013.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.  The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 available at the SEC’s website (www.sec.gov).

Contacts

BankUnited, Inc.

Investor Relations:

Leslie Lunak, 786-313-1698

llunak@bankunited.com

or

Media Relations:

Mary Harris, 305-817-8117

mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share and per share data)

	March 31,	December 31,
	2013	2012
ASSETS

Cash and due from banks:
Non-interest bearing	$51,948	$61,088
Interest bearing	21,206	21,507
Interest bearing deposits at Federal Reserve Bank	384,462	408,827
Federal funds sold	3,563	3,931
Cash and cash equivalents	461,179	495,353
Investment securities available for sale, at fair value (including covered securities of $224,765 and $226,505)	4,279,477	4,172,412
Non-marketable equity securities	134,821	133,060
Loans held for sale	2,407	2,129
Loans (including covered loans of $1,757,162 and $1,864,375)	5,843,841	5,571,739
Allowance for loan and lease losses	(61,023)	(59,121)
Loans, net	5,782,818	5,512,618
FDIC indemnification asset	1,400,915	1,457,570
Bank owned life insurance	205,308	207,069
Other real estate owned (including covered OREO of $68,423 and $76,022)	68,893	76,022
Deferred tax asset, net	54,377	62,274
Goodwill and other intangible assets	69,586	69,768
Other assets	286,149	187,678
Total assets	$12,745,930	$12,375,953

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Demand deposits:
Non-interest bearing	$1,364,804	$1,312,779
Interest bearing	563,525	542,561
Savings and money market	4,196,944	4,042,022
Time	2,620,150	2,640,711
Total deposits	8,745,423	8,538,073
Short-term borrowings	1,245	8,175
Federal Home Loan Bank advances	2,016,456	1,916,919
Other liabilities	139,011	106,106
Total liabilities	10,902,135	10,569,273

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 100,453,851 and 95,006,729 shares issued and outstanding	1,005	950
Preferred stock, par value $0.01 per share, 100,000,000 shares authorized; 5,415,794 shares of Series A issued and outstanding at December 31, 2012	—	54
Paid-in capital	1,312,518	1,308,315
Retained earnings	439,908	413,385
Accumulated other comprehensive income	90,364	83,976
Total stockholders’ equity	1,843,795	1,806,680
Total liabilities and stockholders’ equity	$12,745,930	$12,375,953

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012

Interest income:
Loans	$145,091	$136,297
Investment securities available for sale	30,005	33,039
Other	1,279	954
Total interest income	176,375	170,290
Interest expense:
Deposits	14,881	16,960
Borrowings	7,707	15,521
Total interest expense	22,588	32,481
Net interest income before provision for loan losses	153,787	137,809
Provision for loan losses (including $4,800 and $1,600 for covered loans)	11,967	8,767
Net interest income after provision for loan losses	141,820	129,042
Non-interest income:
(Amortization) accretion of FDIC indemnification asset	(2,280)	6,787
Income from resolution of covered assets, net	19,190	7,282
Net gain (loss) on indemnification asset	(11,687)	134
FDIC reimbursement of costs of resolution of covered assets	2,864	6,516
Service charges and fees	3,342	3,055
Gain (loss) on sale of loans, net (including loss related to covered loans of $(772) for the three months ended March 31, 2013)	(586)	256
Gain on sale of investment securities available for sale, net	1,686	16
Mortgage insurance income	271	3,690
Other non-interest income	5,043	8,662
Total non-interest income	17,843	36,398
Non-interest expense:
Employee compensation and benefits	43,075	46,625
Occupancy and equipment	15,042	11,822
Impairment of other real estate owned	1,280	3,547
(Gain) loss on sale of other real estate owned	(1,031)	1,401
Other real estate owned expense	868	2,276
Foreclosure expense	505	2,719
Deposit insurance expense	1,937	1,150
Professional fees	5,422	3,649
Telecommunications and data processing	3,368	3,230
Other non-interest expense	10,043	7,699
Total non-interest expense	80,509	84,118
Income before income taxes	79,154	81,322
Provision for income taxes	30,928	31,050
Net income	$48,226	$50,272
Earnings per common share, basic	$0.48	$0.49
Earnings per common share, diluted	$0.47	$0.49
Cash dividends declared per common share	$0.21	$0.17

BANKUNITED, INC. AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

(Dollars in thousands)

	Three Months Ended March 31,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Assets:
Interest earning assets:
Loans	$5,589,968	$146,549	10.54%	$4,275,406	$137,049	12.84%
Investment securities available for sale	4,329,912	30,753	2.84%	4,398,697	34,504	3.14%
Other interest earning assets	630,169	1,279	0.82%	524,710	954	0.73%
Total interest earning assets	10,550,049	178,581	6.80%	9,198,813	172,507	7.51%
Allowance for loan and lease losses	(60,965)			(49,857)
Non-interest earning assets	2,115,460			2,441,365
Total assets	$12,604,544			$11,590,321
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$544,566	671	0.50%	$474,898	767	0.65%
Savings and money market deposits	4,144,823	5,164	0.51%	3,660,944	6,433	0.71%
Time deposits	2,635,152	9,046	1.39%	2,578,826	9,760	1.52%
Total interest bearing deposits	7,324,541	14,881	0.82%	6,714,668	16,960	1.02%
Borrowings:
FHLB advances	1,890,060	7,691	1.65%	2,234,426	15,520	2.79%
Short-term borrowings	14,906	16	0.42%	1,209	1	0.45%
Total interest bearing liabilities	9,229,507	22,588	0.99%	8,950,303	32,481	1.46%
Non-interest bearing demand deposits	1,332,461			863,131
Other non-interest bearing liabilities	210,319			191,816
Total liabilities	10,772,287			10,005,250
Stockholders’ equity	1,832,257			1,585,071
Total liabilities and stockholders’ equity	$12,604,544			$11,590,321
Net interest income		$155,993			$140,026
Interest rate spread			5.81%			6.05%
Net interest margin			5.93%			6.09%

(1) On a tax-equivalent basis where applicable

(2) Annualized

BANKUNITED, INC. AND SUBSIDIARIES

EARNINGS PER COMMON SHARE

(In thousands except share amounts)

	Three Months Ended
	March 31,
	2013	2012
Basic earnings per common share:
Numerator:
Net income	$48,226	$50,272
Preferred stock dividends	—	(921)
Net income available to common stockholders	48,226	49,351
Distributed and undistributed earnings allocated to participating securities	(3,019)	(3,261)
Income allocated to common stockholders for basic earnings per common share	$45,207	$46,090
Denominator:
Weighted average common shares outstanding	96,121,473	96,386,890
Less average unvested stock awards	(1,166,706)	(1,641,200)
Weighted average shares for basic earnings per common share	94,954,767	94,745,690
Basic earnings per common share	$0.48	$0.49
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$45,207	$46,090
Adjustment for earnings reallocated from participating securities	1,109	4
Income used in calculating diluted earnings per common share	$46,316	$46,094
Denominator:
Average shares for basic earnings per common share	94,954,767	94,745,690
Dilutive effect of stock options and preferred shares	4,526,162	166,030
Weighted average shares for diluted earnings per common share	99,480,929	94,911,720
Diluted earnings per common share	$0.47	$0.49

BANKUNITED, INC. AND SUBSIDIARIES

SELECTED RATIOS

	Three Months Ended March 31,
Financial ratios	2013 (4)	2012 (4)
Return on average assets	1.55%	1.74%
Return on average stockholders’ equity	10.67%	12.76%
Net interest margin	5.93%	6.09%

Capital ratios	March 31, 2013	December 31, 2012
Tier 1 leverage	13.64%	13.16%
Tier 1 risk-based capital	31.14%	33.60%
Total risk-based capital	32.35%	34.88%

Asset quality ratios	March 31, 2013	December 31, 2012
Non-performing loans to total loans (1) (3)	0.74%	0.62%
Non-performing assets to total assets (2)	0.88%	0.89%
Allowance for loan losses to total loans (3)	1.04%	1.06%
Allowance for loan losses to non-performing loans (1)	141.37%	171.21%
Net charge-offs to average loans (4)	0.73%	0.17%

(1)         We define non-performing loans to include nonaccrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings.  Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2)         Non-performing assets include non-performing loans and other real estate owned.

(3)         Total loans is net of unearned discounts, premiums and deferred fees and costs.

(4)         Annualized